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Exhibit 10.4

NES RENTALS HOLDINGS, INC.
DIRECTOR COMPENSATION PROGRAM

        THIS PROGRAM, executed this 30th day of April, 2004, by NES RENTALS HOLDINGS, INC. (the "Company");

RECITALS:

        WHEREAS, in consideration of the valuable services rendered to the Company by each Participant in his or her capacity as a Director of the Company, it is deemed advisable and in the best interests of the Company to establish the NES Rentals Holdings, Inc. Director Compensation Program (the "Program") to provide deferred compensation benefits to each Participant so as to (i) further encourage each Participant to focus on strategies that are in the long term best interest of the Company and its stockholders, (ii) further motivate each Participant to perform at a level that will provide the Company with the best opportunity to achieve its mission, vision, and long term goals and objectives, (iii) assist in the retention of each Participant, and (iv) compensate each Participant for such Participant's services and contributions to the accomplishment of Company goals and objectives; and

        WHEREAS, the Program is not intended to be tax-qualified under section 401 (a) of the Code, nor generally be subject to the Employee Retirement Income Security Act of 1974, as amended.

        NOW, THEREFORE, effective February 1, 2004, the Program is established as follows:

ARTICLE I
DEFINITIONS

        1.1   "Administrative Committee" means a committee of not less than three and not more than five members appointed by the Board to serve at its pleasure.

        1.2   "Beneficiary" means such person designated by a Participant in a written beneficiary designation form filed with the Administrative Committee to receive any death benefit that is payable under this Program. A Participant shall be permitted to change his or her Beneficiary designation at any time by filing a new written beneficiary designation form with the Administrative Committee. In the event no valid designation of Beneficiary exists at the time of the Participant's death, the death benefit shall be payable to the Participant's surviving spouse or, if there is no surviving spouse, to the Participant's estate.

        1.3   "Board" means the board of directors of the Company.

        1.4   "Code" means the Internal Revenue Code of 1986, as amended or replaced from time to time.

        1.5   "Company" means NES Rentals Holdings, Inc., and any company or organization that succeeds NES Rentals Holdings, Inc., by merger or consolidation.

        1.6   "Compensation" means the cash payment for services provided to the Company by the Participant as a Director for a given calendar year.

        1.7   "Director" means a member of the board of directors of the Company.

        1.8   "Effective Date" means February 1, 2004.

        1.9   "Participant" means a Director, as the Administrative Committee shall select from time to time to participate in the Program.

        1.10 "Participant's Account" means the bookkeeping ledger account established and maintained for each Participant with respect to such Participant's total interest in the Program.

        1.11 "Participant's Deferred Compensation Account" means the bookkeeping ledger account established and maintained for each Participant with respect to amounts credited to such account pursuant to Section 2.2 (and earnings thereon).

        1.12 "Participant's Company Contribution Account" means the bookkeeping ledger account established and maintained for each Participant with respect to amounts credited to such account pursuant to Section 2.3 (and earnings thereon).

        1.13 "Program" means this instrument, including all amendments thereto.

        1.14 "Six Month Period" means either January 1 through June 30 or July 1 through December 31, as applicable.

        1.15 "Total Disability" means the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The disability of the Participant shall be determined by a licensed physician chosen by the Administrative Committee.

        1.16 "Trust" means the trust that may be established pursuant to Section 4.1.

ARTICLE II
CONTRIBUTIONS AND ACCOUNTS

        2.1   Establishment of Account. A ledger account shall be established and maintained in the name of each Participant which shall be credited with all amounts allocated to each respective Participant as set forth herein. Each Participant shall have two accounts, (1) a Participant's Deferred Compensation Account and (2) a Participant's Company Contribution Account.

        2.2   Participant's Deferred Compensation Account. As of January 1 and July 1 of each year after the Effective Date, the Company shall credit to the Participant's Deferred Compensation Account such Compensation amount as elected by the Participant pursuant to the Participant's Compensation deferral election made on the Participant's Election Form.

        2.3   Participant's Company Contribution Account. With respect to each Director that becomes a Participant under the Program as of the Effective Date of the Program, the Company shall credit to each such Participant's Company Contribution Account, as of the Effective Date, Two Hundred Fifty Thousand Dollars ($250,000), which amount is equivalent to the value of 20,000 shares of Company common stock at a fair market value price of $12.50 per share as of the Effective Date. The Company, at its sole discretion may, but is not obligated to, credit to a Participant's Company Contribution Account such additional amounts as may be determined by the Company from time to time.

        2.4   Earnings and Losses. The Participant's Deferred Compensation and the Participant's Company Contribution Accounts shall be adjusted for earnings and losses as follows:

          (a)   Participant's Deferred Compensation Account. As of the first day of each month, any amounts then credited to a Participant's Deferred Compensation Account shall be adjusted based on the Participant's election, for notional gains and/or losses from a hypothetical allocation of the Participant's Deferred Compensation Account among one or more investment funds or interest rate indices selected by the Administrative Committee from time to time.

          (b)   Participant's Company Contribution Account. As of the first day of each month, any amounts then credited to a Participant's Company Contribution Account shall be adjusted for notional gains and/or losses from a hypothetical allocation of the Participant's Company Contribution Account in the common stock of the Company.

  For purposes of determining the value of a share of common stock of the Company (the "Stock") as of any date, the following rules shall apply:

            (i)  If, at that time, the principal market for the Stock is a national securities exchange or the Nasdaq stock market, then the value shall be the average of the reported sale prices of the Stock for the ten day trading period prior to such date on the principal exchange or market on which the Stock is then listed or admitted to trading.

           (ii)  If, at that time, the sale prices are not available or the principal market for the Stock is not a national securities exchange and the Stock is not quoted on the Nasdaq stock market, then the value of the Stock shall be the average of the highest bid and lowest asked prices for the Stock for the ten day trading period prior to such day as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

          (iii)  If the day is not a business day, and as a result, paragraphs (i) and (ii) next above are inapplicable, the value of the Stock shall be determined as of the next earlier business day.

          (iv)  If, in accordance with rules established by the Administrative Committee, a determination of the value of the Stock is required as of any date and, as of that date, paragraphs (i) and (ii) next above are inapplicable for reasons other than those specified in paragraph (iii) next above, then the value of the Stock as of that date shall be determined by a nationally-recognized appraisal or investment banking firm experienced in appraising businesses, or by such other person, employee or entity as shall be determined by the Administrative Committee from time to time or such other method as the Administrative Committee may decide in its sole discretion, which such valuation to be performed in accordance with such rules and considerations as are established by the Administrative Committee. The Company shall bear the fees and expenses of such valuation.

        2.5   Vesting. A Participant shall at all times be fully vested in all amounts credited to such Participant's Deferred Compensation Account pursuant to Section 2.2 and all earnings thereon credited pursuant to Section 2.4. In addition, a Participant shall become vested in all amounts credited to such Participant's Company Contribution Account pursuant to Section 2.3 and all earnings thereon credited pursuant to Section 2.4 according to the following schedule:

Years of Service	Percentage Vested
Less than 1 year	0%
1 but less than 2	25%
2 but less than 3	50%
3 but less than 4	67%
4 but less than 5	83%
5 or more	100%

        Years of Service are calendar years for which a Participant remains a Director of the Company. The vested percentage will change on February 1 of each calendar year, provided the Participant remains a Director of the Company on such date. For plan purposes, the vested percentage for the initial year of service will change as of February 1 of the following plan year after initial appointment. Accordingly, there will be no pro-rata vesting for any periods hereunder.

        2.6   Distribution Election. Notwithstanding any provision contained herein to the contrary, the elections described in Article III shall be subject to the following:

          (a)   Any election with respect to the timing of the benefit payment under Article III hereof shall be made in writing on a form approved by the Administrative Committee. The initial election shall be filed with the Administrative Committee within thirty (30) days of the date a Participant first becomes covered under this Program.

          (b)   A Participant's initial election shall be put into effect and shall then become irrevocable as soon as practicable after properly received by the Administrative Committee, but in no event more than thirty (30) days after such receipt. A Participant shall be permitted to make one (1) change in election. Any change in election shall be made at least thirty (30) days prior to the last day of a calendar year and shall become effective and irrevocable on January 1 of the following calendar year in which it is to take effect.

          (c)   Any new election shall take effect only for calendar years subsequent to the calendar year in which such revocation or new election is filed, and shall become irrevocable on the first day of the first such subsequent calendar year.

          (d)   Notwithstanding any provision of the Program to the contrary, in no event shall a Participant be entitled to receive a distribution under the Program prior to the date such Participant ceases to be a Director of the

Company.

        2.7   Compensation Deferral Elections. Notwithstanding anything contained herein to the contrary, any Compensation deferral election by a Participant shall be subject to the following:

          (a)   Any Compensation deferral election shall be made in writing on a form approved by the Administrative Committee. The initial election shall be filed with the Administrative Committee immediately prior to the date the Participant first becomes covered under this Program and before the date the Compensation subject to the Compensation deferral election would be payable to the Participant. Any change in election by the Participant shall be so filed prior to January 1 of the calendar year in which (i) the Compensation subject to the Compensation deferral election would be payable to the Participant and (ii) the change in election is to take effect.

          (b)   The Participant's initial election shall be put into effect and shall then become irrevocable as soon as practicable after properly received by the Administrative Committee, but in no event more than thirty (30) days after such receipt. Any change in election shall be made at least thirty (30) days prior to the last day of a calendar year and shall become effective and irrevocable on January 1 of the following calendar year in which it is to take effect. An election shall continue to be effective in, and irrevocable with respect to, each succeeding calendar year through and including the calendar year in which the Participant files a new election in accordance with the provisions of this paragraph.

          (c)   Any new election shall take effect only for calendar years subsequent to the calendar year in which such revocation or new election is filed, and shall become irrevocable on the first day of the first such subsequent calendar year.

        2.8   Rate of Return Elections. Notwithstanding anything contained herein to the contrary, any rate of return election by a Participant for notional gains and/or losses from a hypothetical allocation of such Participant's Deferred Compensation Account shall be subject to the following:

          (a)   Any rate of return election shall be made in writing on a form approved by the Administrative Committee. The initial election shall be filed with the Administrative Committee immediately prior to the date the Participant first becomes covered under this Program. Any change in election by the Participant shall be so filed prior to the January 1 or July 1 on which the change in election is to take effect.

          (b)   The Participant's initial election shall be put into effect and shall then become irrevocable for the period to which the election applies as soon as practicable after properly received by the Administrative Committee, but in no event more than thirty (30) days after such receipt. Any change in election shall be made at least thirty (30) days prior to the January 1 or July 1 on which it is to take effect, and it shall become effective and irrevocable on the next following January 1 or July 1. An election shall continue to be effective in, and irrevocable with respect to, each succeeding Six Month Period through and including the Six Month Period in which the Participant files a new election in accordance with the provisions of this paragraph.

          (c)   Any new election shall take effect only for the Six Month Periods subsequent to the Six Month Period in which such revocation or new election is filed, and shall become irrevocable on the first day of the first such subsequent Six Month Period. Any such new election shall apply to (i) all amounts previously credited to the Participant's Deferred Compensation Account and (ii) any future amounts to be credited to the Participant's Deferred Compensation Account prior to the time at which a subsequent election pursuant to this Section 2.8 is made.

ARTICLE III
BENEFITS

        3.1   Distribution of Benefits. Upon the date the Participant ceases to be a Director of the Company or, if later, the date elected by the Participant pursuant to Section 2.6, the vested portion of the Participant's Account shall be payable in a cash lump sum, such lump sum to be paid no later than 90 days following the date the Participant ceases to be a Director of the Company or, if later, the date elected by the Participant pursuant to Section 2.6.

        3.2   Death/Disability Prior to Distribution. Upon the death or Total Disability of a Participant prior to the date the Participant otherwise ceases to be a Director of the Company, the vested portion of the Participant's Account shall be payable to the Participant (or, in the case of death, to the Participant's Beneficiary) in a cash lump sum, such lump sum to be paid no later than 90 days following the later of (i) the Participant's date of death or determination of Total Disability or (ii) the date elected by the Participant pursuant to Section 2.6.

        3.3   Change in Control. Notwithstanding any provision in the Program to the contrary, upon a "Change in Control", all amounts credited to the Participant's Account shall become fully vested and payable in a lump sum, such lump sum to be paid no later than 90 days following the date of the "Change in Control." In addition, if the Change in Control occurs prior to April 1, 2006, the Participant's Company Contribution Account shall be equal to the greater of: (1) the value of such account on the date of the Change in Control, determined in accordance with the provisions of Section 2.4 or (2) $250,000.

        For purposes of this Section 3.3, the term "Change in Control" means the occurrence of one of the following events:

  (i)
  if any "person" or "group" as those terms are used in Sections 13(d) and 14(d) of the Exchange Act is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

  (ii)
  during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company's stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

  (iii)
  consummation of a merger or consolidation of the Company with any other corporation in which the Company is not the surviving entity, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation or (B) following which the Company's directors retain their positions with the surviving entity (and constitute at least a majority of the surviving entity's board of directors); or (iv) consummation of a plan of complete liquidation of the Company or consummation of an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

ARTICLE IV
NATURE OF COMPANY'S OBLIGATION

        4.1   Trust. The Company's obligation under this Program shall be an unfunded and unsecured promise to pay. However, the Company may, but is not required to, fund its financial obligations under this Program by establishing a trust to provide for the accumulation of funds to satisfy its financial liabilities with respect to this Program.

        4.2   Nature of Participant's Rights and Interest. Any assets which the Company may choose to acquire to help cover its financial liabilities are and will remain general assets of the Company subject to the claims of its general creditors. The Company does not give, and this Program does not give, any beneficial ownership interest in any assets of the Company to a Participant or the Participant's Beneficiary. All rights of ownership in any assets are and remain in the Company, and the rights of each Participant, any Beneficiary, or any person claiming through a Participant shall be solely those of an unsecured general creditor of the Company.

ARTICLE V
ADMINISTRATION

        5.1   Duties and Responsibilities. The Company and the Administrative Committee shall have only those specific powers, duties, responsibilities, and obligations as are specifically given them under this Program.

        5.2   Delegation of Authority by the Company. Any authority delegated to the Company or the Administrative Committee under this Program, including the power to amend this Program, may be exercised by any duly authorized officer, employee, agent, or committee to the extent so authorized.

        5.3 Claims Procedure.

          (a)   The Administrative Committee shall determine Participants' and Beneficiaries' rights to benefits under the Program. The Administrative Committee shall establish and maintain a claims procedure and a claims review procedure in accordance with the Department of Labor regulations 2560.503-1. In the event of a dispute over benefits, the Participant or Beneficiary may file a written claim for benefits with the Administrative Committee, provided that such claim is filed within 60 days of the date the Participant or Beneficiary receives notification of the Administrative Committee's determination.

          (b)   If a claim is wholly or partially denied, the Administrative Committee shall provide the claimant with a notice of denial, written in a manner calculated to be understood by the claimant and setting forth:

            (1)   The specific reason(s) for such denial;

            (2)   Such references to the pertinent Program provisions on which the denial is based;

            (3)   A description of any additional material or information necessary for the claimant to perfect the claim with an explanation of why such material or information is necessary; and

            (4)   Appropriate information as to the steps to be taken if the claimant wishes to substitute his claim for review.

            (5)   In the case of a claim of Total Disability:

                (i)  If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the determination, a copy of the specific rule, guideline, protocol, or other similar criterion; and

               (ii)  If the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Program to the claimant's medical circumstances.

        The notice of denial shall be given within 90 days (45 days in the case of a claim for Total Disability) after the claim is filed, unless special circumstances require an extension of time for processing the claim. If such extension is require, written notice shall be furnished to the claimant within 90 days (45 days in the case of a claim for Total Disability) of the date the claim was filed stating the special circumstances requiring an extension of time and the date by which a decision on the claim can be expected.

          (c)   The claimant and/or the claimant's representative may appeal the denied claim and may:

            (1)   Request a review upon written application to the Administrative Committee;

            (2)   Review pertinent documents; and

            (3)   Submit issues and comments in writing; provided that such appeal is made within 60 days (180 days in the case of a claim for Total Disability) of the date the claimant receives notification of the denied claim.

          (d)   Upon receipt of a request for review, the Administrative Committee shall, within a reasonable time period, but no later than 60 days (45 days in the case of a claim of Total Disability) after receiving the request, provide written notification of its decision to the claimant stating the specific reasons and referencing specific Program provisions on which its decision is based, unless special circumstances require an extension for processing the review. If such an extension is required, the Administrative Committee shall notify the claimant of such special circumstances and of the date, no later than 120 days (90 days in the case of a claim for Total Disability) after the original date the review was requested, on which the Administrative Committee will notify the claimant of its decision. Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent Program.

          (e)   In the case of an appeal for a claim of Total Disability,

            (1)   the review on appeal shall not afford deference to the initial determination and shall be conducted by a named fiduciary of the Program who is neither the individual who made the initial determination, nor the subordinate of such individual,

            (2)   in the case of an initial determination that was based in whole or in part on a medical judgment including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational or not medically necessary or appropriate, the appropriate named fiduciary of the Program shall consult with a health care professional that has appropriate training and experience in the field of medicine involved in the medical judgment and such health care professional shall be an individual who is neither an individual that was consulted in connection with the initial determination, nor the subordinate of any such individual, and

            (3)   the medical or vocational experts whose advice was obtained on behalf of the Program in connection with the claimant's determination, regardless of whether the advice was relied upon in making the determination, shall be identified.

          (f)    In the event of any dispute over benefits under this Program, all remedies available to the disputing Participant or Beneficiary under this Section 5.3 must be exhausted before legal recourse of any type, including arbitration, is sought.

        5.4   Specific Powers of the Administrative Committee. The Administrative Committee shall have such powers as may be necessary to administer the Program, including, but not limited to, the following:

          (a)   To construe and interpret the Program, decide all questions of eligibility and determine the amount, manner, and time of payment of any benefit hereunder;

          (b)   To prescribe procedures to be followed by Participants or their Beneficiaries in enrolling in the Program and in filing applications for benefits;

          (c)   To appoint or employ individuals to assist in the administration of the Program, including legal counsel;

          (d)   To adopt such rules as it deems necessary, desirable, or appropriate for the administration of the Program.

        5.5   Administrative Committee Procedures. With respect to any matters related to this Program, the Administrative Committee may act at a meeting or in writing without a meeting. The action of the majority of the Administrative Committee expressed from time to time by a vote at a meeting or in writing without a meeting shall constitute the proper action of the Administrative Committee.

        5.6   Facility of Payment. Whenever, in the Administrative Committee's opinion, the person entitled to receive any payment of a benefit hereunder, or an installment thereof, is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Administrative Committee may apply the payment for the benefit of such person by the payment thereof to such person or persons and in such manner as the Administrative Committee deems advisable. A payment of a benefit, or installment thereof, in accordance with the provisions of this Section 5.6 shall be a complete discharge of any liability for the making of such payment under the provisions of the Program.

        5.7   Indemnification of the Administrative Committee. With respect to any matters related to this Program, the Administrative Committee and the individual members thereof shall be indemnified by the Company against any liability, cost or expense, including attorney fees and amounts paid in settlement of any claim, arising out of any act or omission to act, except in the case of willful misconduct by the Administrative Committee or its individual members as the case may be.

ARTICLE VI
MISCELLANEOUS

        6.1   Amendments/Termination. The Company reserves the right to terminate the Program or, from time to time, to amend or modify, in whole or in part, any or all of the provisions of the Program, provided that no such termination, amendment, or modification shall adversely affect the existing or future rights or interests of any Participant under this Program with respect to any claim for benefits theretofore accrued by the Participant without the Participant's written consent. Any such action shall be adopted by formal action of the Board and executed by an officer authorized to act on behalf of the Company.

        6.2   Binding Agreement. This Program shall be binding upon and inure to the benefit of the Participants, their executors, administrators, heirs, and next of kin, and upon the Company, its successors and assigns.

        6.3   Waiver. No term or condition of this Program shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Program, except by written instrument of the party charged with such waiver, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

        6.4   Withholding; Payroll Taxes. To the extent required by law in effect at the time of any payment or accrual of benefits pursuant to the terms of this Program, the Company shall withhold from payments made hereunder (or other compensation payable to each Participant) the taxes required to be withheld by the federal or any state or local government.

        6.5   Severability; Reformation. In case any one or more of the provisions or part of a provision contained in this Program shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of this Program in any other jurisdiction or any other provision or part of a provision of this Program, but this Program shall be reformed and construed in such jurisdiction as if such invalid or illegal or unenforceable provision or part of such a provision had never been contained herein, and such provision or part thereof shall be reformed so that it will be valid, legal and enforceable in such jurisdiction to the maximum extent possible.

        6.6   Payment of Expenses. The Company shall pay all expenses of administering the Program from the general assets of the Company. Such expenses shall include any expenses incident to the administration of the Program, including, but not limited to, fees resulting from legal, accounting, tax, investment or trust services that are incurred initially or at any time during the life of this Program.

        6.7   Nonalienation. Except insofar as applicable law may otherwise require and with respect to the designation of a Beneficiary upon death, (i) no amount payable to or in respect of a Participant at any time shall be subject in any manner to alienation by the Participant or Beneficiary by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, any attempt to so alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any such amount, whether presently or thereafter payable, shall be void; and (ii) the Company shall in no manner be liable for or subject to the debts, liabilities, contracts, engagements, or torts of a Participant or Beneficiary.

        6.8   Directorship Relationship. Nothing contained in this Program shall be deemed to give a Participant the right to be retained in the service of the Company as a Director, or to interfere with the right of the Company to discharge a Participant at any time regardless of the effect which such discharge shall have upon such Participant under this Program.

        6.9   Confidentiality. Each Participant agrees that the terms and conditions of this Program shall be confidential and shall not be disclosed by the Participant to any other person (other than the Participant's immediate family members and legal, accounting, and financial planning advisors) without the prior written consent of the Administrative Committee. Any breach of this provision shall constitute grounds for termination of the Participant for willful misconduct.

        6.10 Construction of Program. This Program shall be construed and enforced according to the laws of the State of Illinois and, to the extent applicable, federal law. The headings and subheadings of this Program have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof. The invalidity or unenforceability of a particular provision of this Program shall not affect the other provisions hereof, and the Program shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

        IN WITNESS WHEREOF, this Program has been executed by the Company on the day and year first above written.

NES RENTALS HOLDINGS, INC.
By:	/s/ MICHAEL D. MILLIGAN Senior Vice President and Chief Financial Officer

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  Exhibit 10.4